                              FORTE SOFTWARE, INC.
                              1800 HARRISON STREET
                           OAKLAND, CALIFORNIA 94612

                                 July 22, 1998

TO THE STOCKHOLDERS OF FORTE SOFTWARE, INC.

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Forte Software, Inc. (the "Company"), which will be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612, on Wednesday, August 26, 1998, at 11:00 a.m.

    Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

    It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

    On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Martin J. Sprinzen
                                          Martin J. Sprinzen
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                              FORTE SOFTWARE, INC.
                              1800 HARRISON STREET
                           OAKLAND, CALIFORNIA 94612

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 26, 1998

    The Annual Meeting of Stockholders ("Annual Meeting") of Forte Software, Inc. (the "Company") will be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612, on Wednesday, August 26, 1998, at 11:00 a.m. Pacific Time for the following purposes:

    1. To elect four directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

    2. To consider a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the attached Proxy Statement.

    Only stockholders of record at the close of business on July 1, 1998 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 1800 Harrison Street, 24th Floor, Oakland, California during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Bob L. Corey

                                          Bob L. Corey

                                          SECRETARY

Oakland, California
July 22, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                              FORTE SOFTWARE, INC.
                              1800 HARRISON STREET
                           OAKLAND, CALIFORNIA 94612

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 26, 1998

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Forte Software, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612, on Wednesday, August 26, 1998, at 11:00 a.m. Pacific Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about July 22, 1998.

                               PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On July 1, 1998, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 19,875,283 shares of Common Stock outstanding. Each stockholder of record on July 1, 1998 is entitled to one vote for each share of Common Stock held by such stockholder on July 1, 1998. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

QUORUM REQUIRED

    The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The four nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes are not counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

PROXIES

    Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, and in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

SOLICITATION OF PROXIES

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The directors who are being nominated for election to the Board of Directors (the "Nominees"), their ages as of May 31, 1998, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The four Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

           NOMINEES              AGE                                POSITION
-------------------------------  --- ----------------------------------------------------------------------
Martin J. Sprinzen.............  49  President, Chief Executive Officer and Chairman of the Board of
                                       Directors
Christos M. Cotsakos(1)(2).....  49  Director
Thomas A. Jermoluk(2)..........  41  Director
William H. Younger,              48  Director
Jr.(1)(2)......................

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    MARTIN J. SPRINZEN co-founded the Company in February 1991 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Mr. Sprinzen also served as the Company's Secretary from inception to January 1996. From May 1988 to November 1990, Mr. Sprinzen was employed by Ingres Corp., a RDBMS company, as Executive Vice President, International Operations.

From October 1986 to May 1988, Mr. Sprinzen was President and Chief Executive Officer of NASTEC, Corp., a computer-aided software engineering company. From July 1984 to October 1986, Mr. Sprinzen was employed by Ingres Corp., as Vice President, Engineering. From December 1979 to June 1984, Mr. Sprinzen was employed by Candle Corp., a mainframe software management tools company, where his last position was Vice President, Technology. Mr. Sprinzen holds a B.S. degree in electrical engineering from The Cooper Union.

    CHRISTOS M. COTSAKOS has been a director of the Company since October 1996. Mr. Cotsakos joined E*TRADE Group, Inc., a leading branded provider of online investing services, in March 1996 as President, Chief Executive Officer and director. Prior to his recruitment to E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and director of A. C. Nielsen, Inc. from March 1995 to January 1996; and held various senior executive positions at
A. C. Nielsen from March 1992 to March 1995. Mr. Cotsakos joined A. C. Nielsen after 19 years with the Federal Express Corporation from 1973 to 1992, where he held a number of senior executive positions both in the United States and Europe. Mr. Cotsakos serves as a director of National Processing, Inc., a provider of transaction processing services and customized processing software; Omega Research, a leading provider of real-time investment analysis software for the Windows operating system; and of various boards of privately-held technology companies. Mr. Cotsakos was named by FORBES ASAP as one of the "Thirty Who Matter" in the new technology elite in October 1996. COMMUNICATIONS WEEK named Mr. Cotsakos as one of the ten leaders receiving its 1997 Visionary Awards; INSTITUTIONAL INVESTOR named him as one of the financial online elite in September 1997; and TICKER MAGAZINE named Mr. Cotsakos as one of the Power Fifty in June 1998. A decorated Vietnam Veteran, Mr. Cotsakos received a BA (CUM LAUDE) from William Paterson College, an MBA (SUMMA CUM LAUDE) from Pepperdine University (he is a life member of Pepperdine Association) and is currently in his fourth year of pursuing a PhD in the field of economics at the Management School, University of London.

    THOMAS A. JERMOLUK has been a director of the Company since February 1996. Mr. Jermoluk currently serves as President, Chief Executive Officer and as Chairman of the board of directors of @Home, Inc., a distributor of high-speed interactive services to residences and businesses using the cable industry's hybrid-fiber coaxial (HFC) infrastructure and its own network architecture. From 1986 to 1996, Mr. Jermoluk was employed by Silicon Graphics, Inc., a manufacturer of high performance visual computing systems, as President and a member of its board of directors from 1994 to 1996, and as Chief Operating Officer from 1992 to 1996. Mr. Jermoluk's other positions at Silicon Graphics included Executive Vice President from 1991 to 1992 and Vice President/General Manager, Advanced Systems Division, from 1988 to 1991. Mr. Jermoluk holds a B.S. degree in computer science/electrical engineering and an M.S. degree in computer science from Virginia Tech.

    WILLIAM H. YOUNGER, JR., has been a director of the Company since February 1991. Mr. Younger is the managing director of Sutter Hill Ventures, L.P., a venture capital management firm, where he has been employed since 1981. Mr. Younger currently serves as a director of Celeritek, Inc., Oasis Health Care Systems and Information Advantage Corporation. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

    The Company currently has authorized six directors. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The officers serve at the discretion of the Board. There are no family relationships between any of the directors or officers of the Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the fiscal year ended March 31, 1998, the Board of Directors held nine (9) meetings and acted by written consent on one (1) occasion. For the fiscal year, each of the current directors during the term of their tenure, with the exception of Mr. Jermoluk, attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which each such director served.

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

    During the fiscal year ended March 31, 1998, the Audit Committee of the Board of Directors met three (3) times. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the Company's auditors, the performance of the Company's auditors and the accounting practices of the Company. The members of the Audit Committee are Messrs. Cotsakos and Younger.

    During the fiscal year ended March 31, 1998, the Compensation Committee of the Board of Directors met six (6) times and acted by written consent on one (1) occasion. The Compensation Committee reviews the performance and sets the compensation of the Chief Executive Officer of the Company, and approves the compensation of the other executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels. The Compensation Committee administers the 1996 Stock Option Plan, the 1997 Stock Option Plan and the Employee Stock Purchase Plan. The members of the Compensation Committee are Messrs. Jermoluk, Cotsakos and Younger.

DIRECTOR COMPENSATION

    Each non-employee Board member receives an annual retainer of $10,000. The Company does not pay compensation for committee participation or special assignments of the Board of Directors.

    Non-employee Board members are also eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under the Company's 1996 Stock Option Plan. Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member will be granted an option to purchase 15,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, each individual who continues to serve and has served as a non-employee Board member for at least six months prior to such Annual Meeting will receive an additional option grant to purchase 3,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

    On August 12, 1997, each of Messrs. Cotsakos, Jermoluk, and Younger was granted an option to purchase 3,000 shares of Common Stock at an exercise price of $11.50 per share under the Automatic Option Grant Program; such option shares vest over 24 months. On September 12, 1997, Messrs. Cotsakos and Jermoluk were granted options outside the Automatic Option Grant Program to purchase 10,000 and 3,000 shares of Common Stock, respectively, at an exercise price of $15.06 per share (which was the market value on the date of grant). Mr. Jermoluk's option becomes exercisable in full on the first anniversary of the date of grant. Mr. Cotsakos's option becomes exercisable with respect to 33.33% of the option shares on the first anniversary of the date of grant and with respect to 1/36th of the total number of shares at the close of each month of service thereafter.

    Directors who are also employees of the Company are eligible to receive options under the 1996 Stock Option Plan. Such employee-directors are also eligible to participate in the Company's Employee Stock Purchase Plan, provided that such employee-director does not hold an amount of Common Stock equal to or greater than five percent of the total outstanding Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of May 31, 1998 certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                                             SHARES BENEFICIALLY OWNED
                                                                                       --------------------------------------
BENEFICIAL OWNER                                                                       NUMBER OF SHARES   PERCENTAGE OF CLASS
-------------------------------------------------------------------------------------  ----------------   -------------------
Christos M. Cotsakos(1)..............................................................        18,000            *
Thomas A. Jermoluk(2)................................................................        21,000            *
William H. Younger, Jr.(3)...........................................................       228,872               1.2
Martin J. Sprinzen(4)................................................................     1,498,761               7.5
Paul Butterworth(5)..................................................................       619,508               3.1
Michael Hedger(6)....................................................................       245,187               1.2
David Taber(7).......................................................................       151,254            *
James Wambach(8).....................................................................       123,989            *
Rodger Weismann......................................................................       467,980               2.4
All directors and executive officers as a group (9 persons)(9).......................     3,374,551              16.3
                                                                                       ----------------           ---

*   Less than 1% of the outstanding shares of Common Stock.

(1) Includes options immediately exercisable into 18,000 shares of Common Stock under the 1996 Stock Option Plan.

(2) Includes options immediately exercisable into 21,000 shares of Common Stock under the 1996 Stock Option Plan.

(3) Includes 93,018 shares of Common Stock held of record by Sutter Hill Ventures, a California Limited Partnership, and beneficially owned by Mr. Younger and options immediately exercisable into 3,000 shares of Common Stock under the 1996 Stock Option Plan.

(4) Includes options immediately exercisable into 265,622 shares of Common Stock under the 1996 Stock Option Plan.

(5) Includes options immediately exercisable into 234,625 shares of Common Stock under the 1996 Stock Option Plan. All shares beneficially owned by Paul Butterworth are held in a revocable trust dated January 3, 1996. Mr. Butterworth is the trustee of the revocable trust.

(6) Includes options immediately exercisable into 227,500 shares of Common Stock under the 1996 Stock Option Plan and 4,400 options exercisable within 60 days of May 31, 1998.

(7) Includes options immediately exercisable into 150,000 shares of Common Stock under the 1996 Stock Option Plan.

(8) Includes options immediately exercisable into 100,000 shares of Common Stock under the 1996 Stock Option Plan and 21,000 options exercisable within 60 days of May 31, 1998 under the 1996 Stock Option Plan.

(9) Includes options immediately exercisable into 1,019,747 shares of Common Stock under the 1996 Stock Option Plan and 25,400 options exercisable within 60 days of May 31, 1998 under the 1996 Stock Option Plan.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Compensation Committee as administrator of the 1996 Stock Option Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

    In 1997, the Company entered into agreements with its executive officers that provide for full acceleration of vesting of any executive officer's unvested option shares or restricted stock in the event such officer's employment is terminated for any reason other than cause, or the officer resigns for good reason, within 12 months following certain changes in control of the Company. "Cause" includes the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use causes material harm to the Company, conviction of or a plea of "guilty" or "no contest" to a felony, gross negligence, material failure to comply with Company policy or continued failure to perform assigned duties after receiving written notification from the Company. During the six months immediately following the change in control, "good reason" is defined as a reduction in base salary or target bonus (other than a general reduction of senior management salaries) or a relocation of the officer's principal place of work by 40 miles or more, and after the sixth month following the change in control, "good reason" also includes a material reduction in authority or responsibilities of the officer.

    The change in control agreements described above do not affect the enforceability of the change in control arrangements that were entered into in 1995, which provide for acceleration of vesting of 50% of an executive officer's unvested option shares or restricted stock in the event the officer's employment terminates for any reason other than his voluntary resignation within one year following a change in control. These arrangements will apply to the extent the 1997 agreements do not apply.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Company's Board of Directors (the "Committee") has the authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and to administer the Company's 1996 Stock Option Plan, 1997 Stock Option Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO, all other executive officers and certain other key employees of the Company.

    Subject to the Committee's approval as described in the previous sentence, the CEO has the responsibility for developing and approving the bonus programs to be in effect for all executive officers other than the CEO and other key employees each fiscal year. For fiscal 1998, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were informal surveys conducted by Company personnel and a formal survey conducted by a consulting firm among local companies. The Committee approved the final compensation decisions concerning such officers.

    GENERAL COMPENSATION POLICY. The CEO's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of: (i) base salary, (ii) cash bonus awards and
(iii) long-term stock-based incentive awards.

    In preparing the performance graph for this Proxy Statement, the Company has selected the Nasdaq Stock Market--U.S. Companies Index and the Nasdaq Stock Market Computer & Data Processing Index. The companies included in the formal survey utilized by the Company and the Company's informal survey are not necessarily those included in the Indices, because the latter were determined not to be competitive with the Company for executive talent or because compensation information was not available to the Company.

    BASE SALARY. The base salary for each executive officer is set on the basis of personal performance and the salary level in effect for comparable positions at companies that compete with the Company for executive talent.

    ANNUAL CASH BONUSES. Each executive officer has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year and a range for the executive's contribution. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives.

    LONG-TERM INCENTIVE COMPENSATION. During fiscal 1998, the Committee made option grants to Messrs. Butterworth, Hedger, Taber, Weismann and Wambach under the 1996 Stock Option Plan. Generally, a significant grant is made in the year that an officer commences employment. Grants in subsequent years may also occur, depending on officers' performance. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion.

    Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

    In an effort to increase retention of key employees of the Company, the Committee also made option grants to Messrs. Butterworth, Hedger, Taber and Wambach and other key employees under the 1996 Stock Option Plan that vest in periodic installments over a three-year period rather than the Company's standard four-year vesting period. The vesting of these option grants is contingent upon the executive officer's continued employment with the Company. In addition, the Committee accelerated the vesting of certain options previously granted to Messrs. Hedger and Weismann.

    CEO COMPENSATION. The annual base salary for Mr. Sprinzen, the Company's President and CEO, was established by the Committee primarily on the basis of Mr. Sprinzen's personal performance of his duties and the salary level in effect for comparable positions at companies that compete with the Company for executive talent.

    The components of the CEO's fiscal 1998 incentive compensation were dependent upon the Company's financial performance and achievement of certain corporate objectives, and provided no dollar guarantees. The bonus paid to the CEO for fiscal 1998 was based on an incentive plan similar to the plans in place for the other officers. Specifically, a target incentive was established at the beginning of the fiscal year using an agreed-upon formula based on Company revenue and profit. Each fiscal year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and profit.

    TAX LIMITATION. As a result of Federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The stockholders approved the Company's 1996 Stock Option Plan, which includes a provision that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Accordingly, any compensation deemed paid to an executive officer when he exercises an option under the 1996 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date generally will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed the $1 million limit, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million cap.

    OPTION REPRICING PROGRAM. Competition for skilled engineers, sales personnel and other key employees in the software industry is intense, and the use of stock options for retention and motivation of such personnel is widespread in high-technology industries. The Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. The market price of the Common Stock decreased from a high of $81.75 in May 1996 to a low of $8.25 in April 1997. In light of this substantial decline in market price, the Committee believed that the outstanding stock options with an exercise price in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, in April 1997, the Committee approved an option repricing program under which options to acquire 614,797 shares of Common Stock that were originally issued with exercise prices ranging from $8.83 to $54.75 per share were reissued with an exercise price of $8.31 per share, the fair market value of the Common Stock at the repricing date. These options will continue to vest under the original terms of the option grant, except that no options may be exercised for a period of one year from the repricing date. The following table sets forth information concerning options held by an executive officer that were repriced during the last ten completed fiscal years:

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                      LENGTH OF
                                                        SECURITIES                                                     ORIGINAL
                                                        UNDERLYING                         EXERCISE                  OPTION TERM
                                                         NUMBER OF    MARKET PRICE OF    PRICE AT TIME               REMAINING AT
                                                          OPTIONS     STOCK AT TIME OF   OF REPRICING       NEW        DATE OF
                                                        REPRICED OR     REPRICING OR     OR AMENDMENT    EXERCISE    REPRICING OR
                    NAME                        DATE    AMENDED (#)    AMENDMENT ($)          ($)        PRICE ($)    AMENDMENT
---------------------------------------------  -------  -----------   ----------------   -------------   ---------   ------------
Michael Hedger...............................  4/25/97    12,000            8.31             28.75         8.31       9.4 years
James Wambach................................  4/25/97    80,000            8.31             33.75         8.31       9.8 years

                                          Compensation Committee

                                          Christos M. Cotsakos
                                          Thomas A. Jermoluk
                                          William H. Younger, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in May 1995, and the members of the Compensation Committee are Messrs. Cotsakos, Jermoluk, and Younger. None of these individuals was at any time during fiscal 1998, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between March 11, 1996 (the date the Company effected its initial public offering) and March 31, 1998 with the cumulative total return of (i) the Nasdaq Stock Market--U.S. Companies Index (the "Nasdaq Stock Market--U.S. Index") and (ii) the Nasdaq Stock Market Computer & Data Processing Index (the "Nasdaq Computer & Data Processing Index"), over the same period. This graph assumes the investment of $100.00 on March 11, 1996 in the Company's Common Stock, the Nasdaq Stock Market-- U.S. Index and the Nasdaq Computer & Data Processing Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data, and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FORTE SOFTWARE, INC.,
  THE NASDAQ STOCK MARKET-U.S. INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING
                                     INDEX

                       COMPARISON OF 24 MONTH CUMULATIVE
                                 TOTAL RETURN*
                           AMONG FORTE SOFTWARE, INC.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                         AND THE NASDAQ COMPUTER & DATA
                                PROCESSING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            FORTE' SOFTWARE,
                  INC.          NASDAQ STOCK MARKET -     NASDAQ COMPUTER &

                                            U.S. Index  Data Processing Index
3/11/96                   $100                    $100                   $100
3/31/96                   $193                    $102                   $103
3/31/97                   $110                    $114                   $113
3/31/98                 $35.71                 $172.33                $197.23

* $100 INVESTED ON 3/11/96 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

                                                              3/11/96   3/31/96   3/31/97   3/31/98
                                                              -------   -------   -------   -------
Forte Software, Inc.                                           $100      $193      $110     $ 35.71
Nasdaq Stock Market--U.S. Index                                $100      $102      $114     $172.33
Nasdaq Computer & Data Processing Index                        $100      $103      $113     $197.23

    The Company effected its initial public offering on March 11, 1996 at a per share price of $21.00. The closing price of Common Stock on March 12, 1996, its first day of public trading, was $38.25 per share. The graph above commences with the initial public offering price of $21.00.

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

    The following Summary Compensation Table sets forth the compensation earned for the three fiscal years ended March 31, 1998 by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Officers"), each of whose aggregate compensation for fiscal 1998 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                                                                     ------------
                                                                                                        AWARDS
                                                                                                     ------------
                                                                            ANNUAL COMPENSATION       SECURITIES
                                                                FISCAL   -------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                                      YEAR    SALARY ($)(1)   BONUS ($)   OPTIONS (#)    COMPENSATION(2)
--------------------------------------------------------------  ------   -------------   ---------   ------------   ---------------
Martin J. Sprinzen ...........................................   1998       288,625        73,855            0           2,603
  President and Chief Executive Officer                          1997       250,075       112,260            0           2,053
                                                                 1996       209,494       105,000            0           1,496

Paul Butterworth .............................................   1998       150,000        56,000      100,000           1,185
  Senior Vice President, Software                                1997       135,000        51,380            0           1,027
    Development and Support and Chief                            1996       130,000        48,500            0             546
    System Architect

Michael Hedger ...............................................   1998       152,000       102,400(6)   112,000(8)        3,000
  Executive Vice President, Worldwide                            1997       152,000       122,860(6)    12,000             600
    Field Operations                                             1996       119,700        48,000(6)   127,500             400

James Wambach (3) ............................................   1998       175,000       100,800(6)   180,000(9)          978
  Senior Vice President, North                                   1997        35,900        20,800(6)    80,000               0
    American Sales

David Taber (4) ..............................................   1998        79,600        25,208      150,000             252
  Senior Vice President, Marketing

Rodger Weismann (5) ..........................................   1998       157,250(7)     15,000      100,000           3,064
  Senior Vice President, Finance and                             1997       135,000        51,380            0           1,699
    Administration, Chief Financial                              1996       125,000        60,600            0           1,454
    Officer and Secretary

------------------------

(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) Represents premiums for term life insurance.

(3) Mr. Wambach joined the Company in January 1997.

(4) Mr. Taber joined the Company in September 1997.

(5) Mr. Weismann resigned from the Company on March 1, 1998.

(6) Includes sales commissions.

(7) Includes accrued vacation and sabbatical.

(8) Includes 12,000 options that were repriced in April 1997. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

(9) Includes 80,000 options that were repriced in April 1997. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the Named Officers in the fiscal year ended March 31, 1998. No stock appreciation rights were granted to these individuals during such year.

                                                                                                                    POTENTIAL
                                                                                                                 REALIZABLE VALUE
                                                                                                                AT ASSUMED ANNUAL
                                                        NUMBER OF               INDIVIDUAL GRANTS                 RATES OF STOCK
                                                        SECURITIES   ----------------------------------------   PRICE APPRECIATION
                                                        UNDERLYING     % OF TOTAL      EXERCISE                  FOR OPTION TERM
                                                         OPTIONS     OPTIONS GRANTED     PRICE                         (3)
                                                         GRANTED     TO EMPLOYEES IN    ($/SH)     EXPIRATION   ------------------
NAME                                                       (#)       FISCAL YEAR (1)      (2)         DATE      5% ($)    10% ($)
------------------------------------------------------  ----------   ---------------   ---------   ----------   -------  ---------
Martin J. Sprinzen....................................         0         --              --           --          --        --

Paul Butterworth......................................   100,000(4)         3.3%          8.31      4/25/07     522,611  1,324,400

Michael Hedger........................................    30,000(5)         0.1%          8.31      4/25/07     156,783    397,320
                                                          70,000(6)         2.3%          5.94      2/10/08     261,494    662,678
                                                          12,000(7)         0.3%          8.31      9/10/06      62,713    158,928

David Taber...........................................   100,000(8)         3.3%         14.63       9/5/07     920,073  2,331,645
                                                          50,000(9)         1.6%          5.94      2/10/08     186,782    473,342

James Wambach.........................................    20,000(10)        0.7%          8.31      4/25/07     104,522    264,880
                                                          40,000(11)        1.3%         11.50      7/15/07     289,292    733,122
                                                          40,000(12)        1.3%          5.94      2/10/08     149,425    378,673
                                                          70,000(13)        2.3%          8.31      1/20/07     418,089  1,059,520
                                                          10,000(14)        0.3%          8.31      1/20/07      52,261    132,440

Rodger Weismann.......................................   100,000(15)        3.3%          8.31      4/25/07     522,611  1,324,400

------------------------

(1) Based on an aggregate of 3,056,797 options granted in the 1998 fiscal year.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) These options vest ratably over 48 months commencing on April 25, 1997.

(5) These options vest on February 25, 2004; vesting may accelerate upon achievement of certain performance goals.

(6) These options vest ratably over 36 months commencing on February 10, 1998, except that no part of the option is exercisable until February 10, 1999.

(7) These options vest ratably over 60 months commencing on April 27, 1997.

(8) These options vest ratably over 48 months commencing on September 5, 1997, except that no part of the option is exercisable until September 5, 1998.

(9) These options vest ratably over 24 months commencing on February 10, 1998, except that no part of the option is exercisable until February 10, 1999.

(10) These options vest on April 25, 2004; vesting may accelerate upon achievement of certain performance goals.

(11) 20,000 of these options vest ratably over 48 months commencing on July 15, 1997. 8,695 of these options vest on July 15, 2003; vesting may accelerate upon achievement of certain performance goals. 2,610 of these options vest on July 15, 2004; vesting may accelerate upon achievement of certain performance goals. 8,695 of these options vest on July 15, 2005; vesting may accelerate upon achievement of certain performance goals.

(12) These options vest ratably over 36 months commencing on February 10, 1998, except that no part of the option is exercisable until February 10, 1999.

(13) These options vest ratably over 48 months commencing on January 20, 1997.

(14) These options vest on January 19, 2004; vesting may accelerate upon achievement of certain performance goals.

(15) The option vests at a rate of 500 shares at the end of each month in year one, 3,000 shares at the end of each month in year two, 2,750 shares at the end of each month in year three and 2,083 shares at the end of each month in year four commencing on April 25, 1997. Mr. Weismann resigned from the Company on March 1, 1998.

    The following table sets forth information concerning option exercises in fiscal 1998 and option holdings as of the end of fiscal 1998 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES UNDERLYING
                     SHARES      VALUE REALIZED (MARKET         UNEXERCISED OPTIONS AT          VALUE OF UNEXERCISED IN-THE- MONEY
                   ACQUIRED ON   PRICE AT EXERCISE LESS                FY-END(#)                     OPTIONS AT FY-END ($)(2)
                    EXERCISE      EXERCISE PRICE) (1)     -----------------------------------   -----------------------------------
NAME                   (#)                ($)             EXERCISABLE (3)   UNEXERCISABLE (3)   EXERCISABLE (3)   UNEXERCISABLE (3)
-----------------  -----------   ----------------------   ---------------   -----------------   ---------------   -----------------
Martin J.
  Sprinzen.......    109,378            839,728               85,940             179,682            644,550           1,347,615
Paul
  Butterworth....          0                  0               85,668             148,957            470,640             539,048
Michael Hedger...     --               --                     56,266             183,234            394,995           1,086,255
David Taber......     --               --                          0             150,000                  0             375,000
James Wambach....     --               --                     19,666             160,334                  0             300,000
Rodger
  Weismann.......     52,500            654,061                5,000              95,000            --                 --

------------------------

(1) Upon exercise of the options, an option holder did not necessarily receive the amount reported above under the column "Value Realized." The amounts reported above under the column "Value Realized" merely reflect the amount by which the fair market value of the Common Stock of the Company on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) Based on the closing price of the Company's Common Stock at fiscal year-end ($7.50) less the exercise price payable for such shares.

(3) Certain of the options listed in the table are immediately exercisable. Any shares purchased under such options before they have vested will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service. The remaining options listed in the table become exercisable in installments.

                                 PROPOSAL NO. 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Company is asking the stockholders to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their transactions in the Common Stock and their Common Stock holdings for the fiscal year ending March 31, 1998 and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than 10% stockholders.

                                   FORM 10-K

    THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL 1998, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO FORTE SOFTWARE, INC., 1800 HARRISON STREET, 7TH FLOOR, OAKLAND, CALIFORNIA 94612, ATTN: MARY LLEWELLYN, INVESTOR RELATIONS.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Stockholder proposals that are intended to be presented at the 1999 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than March 17, 1999 in order to be included. Such stockholder proposals should be addressed to Forte Software, Inc.

                                 OTHER MATTERS

    The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Bob L. Corey

                                          Bob L. Corey
                                          SECRETARY

Oakland, California

July 22, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.
THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                         FORTE SOFTWARE, INC.

P            ANNUAL MEETING OF STOCKHOLDERS, AUGUST 26, 1998

R     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         FORTE SOFTWARE, INC.
O
           The undersigned revokes all previous proxies, acknowledges receipt
X of the Notice of the Annual Meeting of Stockholders to be held on August 26, 1998 and the Proxy Statement and appoints Martin J. Sprinzen and
Y Bob L. Corey, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Forte Software, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California
      94612 on Wednesday, August 26, 1998, at 11:00 a.m. local time and at any adjournment or postponement thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

                                                                SEE REVERSE
              CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

/x/   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW AND A VOTE FOR THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

1. To elect the following directors to serve for a term ending upon the 1999 Annual Meeting of Stockholders or until their successors are elected and qualified:

NOMINEES: Martin J. Sprinzen, William H. Younger, Jr., Thomas A. Jermoluk and Christos M. Cotsakos.


   FOR       / /                   WITHHOLD    / /
   ALL                            AUTHORITY
 NOMINEES                        TO VOTE FOR
                                 ALL NOMINEES


/ / ___________________________

For all nominees, except for any nominee(s) whose name is written in the space provided above.


2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999.

                  FOR        AGAINST      ABSTAIN
                  / /          / /          / /

3. To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

               MARK HERE          / /
              FOR ADDRESS
              CHANGE AND
              NOTE BELOW

Please sign your name.

Signature: ________________________________ Date:  _____________

Signature: ________________________________ Date:  _____________